NOTE: CONFIDENTIAL TREATMENT HAS BEEN REQUESTED FROM THE SECURITIES AND EXCHANGE COMMISSION FOR PORTIONS OF THIS EXHIBIT.

        *** = confidential portion omitted and filed separately with SEC

                                SECOND AMENDMENT

                                       TO

                           LONG TERM SUPPLY AGREEMENT

         This Second Amendment to Long Term Supply Agreement (the "Amendment") is entered into by and between Honeywell, Inc., a Delaware corporation acting on behalf of its various divisions and subsidiaries ("Honeywell") and EFTC Corporation, a Colorado corporation ("EFTC") and is effective as of February __, 2000.

                                    RECITALS

         A. Honeywell and EFTC entered into a Long Term Supply Agreement dated as of March 19, 1999 (the "Original Supply Agreement"), as amended by the Amendment to Long Term Supply Agreement dated as of May 21, 1999 (the "May Amendment"; the Original Supply Agreement and the May Amendment are collectively referred to herein as the "Supply Agreement"), which provided for the manufacture by EFTC of electronic assemblies for Honeywell and its affiliated entities.

         B. The prices for Products covered by the Supply Agreement were based on estimated annual revenues to EFTC in 2000 of approximately $170 million from the Long Term Agreement, as stated in Honeywell's May 1999 forecast.

         C. Honeywell had estimated annual revenues to EFTC in 2000 of approximately $120 million from the Supply Agreement, as stated in Honeywell's November 1999 forecast.

         D. Honeywell has now informed EFTC that as a result of Honeywell divesting its Traffic Collision Avoidance System operations (the "TCAS Divestiture"), annual revenues to EFTC in 2000 and 2001 are expected to be decreased by approximately an additional $5 million and 12 million, respectively.

         E. The parties therefore desire to amend the Supply Agreement as follows:


                                    AGREEMENT

         1. All capitalized terms used in this Agreement without definition shall have the meanings ascribed thereto in the Original Supply Agreement or the May Amendment. All capitalized terms used in the Original Supply Agreement without definition shall have the meaning ascribed to them in the Master Agreement, as amended. Except as specifically provided in this amendment, all other terms and conditions of the Supply Agreement shall remain in full force and effect.

         2. A new Section 2.5 is added as follows:




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NOTE:   Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Omissions are designed as ***. Confidential treatment has been requested with respect to the omitted portions.


            2.5 The price for the Product manufactured by EFTC in 2000 will be increased by a total amount of $6 million. This amount shall be paid in twelve monthly installments with each installment being due and payable on the first day of each month, commencing January 1, 2000. Payments by Honeywell shall be made net thirty (30) days.

         3. Section 9.1 of the May Amendment is hereby amended to add the following language after the first sentence:

                    Honeywell will provide EFTC with its revenue forecasts for 2001 as soon as such forecasts are available.

         4. Section 9.1 of the May Amendment is hereby further amended to delete the fourth sentence and add the following language instead:

                    By September 30, 2000, EFTC and Honeywell will evaluate Honeywell's revenue forecasts for 2001. Both Parties will agree upon the prices for the Products and adjust invoices and purchase order prices for Products manufactured by EFTC in 2001 based on mutually agreed upon profits and returns for EFTC. This product pricing will be considered the base line price that will be used as the basis ***. EFTC's delivery performance levels and ability to transition Product to EFTC's Facility in accordance with Honeywell's transition dates, as such may be modified from time to time by mutual agreement of the Parties, will be considered by the Parties in negotiating such product price base line.

         5. A new Section 34 is hereby added to the Supply Agreement:

                    34. PRICING REVIEW DUE TO TCAS DIVESITURE.

                    Beginning July 1, 2000, EFTC and Honeywell agree to meet and evaluate the overall economic impact of the TCAS Divestiture on EFTC's projected revenues from the Supply Agreement. In light of the TCAS Divestiture and the impact of such divestiture on the projected revenues to EFTC from the Supply Agreement, the Parties agree to review pricing on all Products manufactured by EFTC for Honeywell in Phoenix and the Parties further agree to consider, in good faith, a price increase on such Products. The Parties agree that such price review and potential price increase is fair and reasonable in light of the changes to Honeywell's forecasts, on which EFTC initially based the pricing for the Products, caused by the TCAS Divestiture. Both Parties agree to explore, in good faith, further steps to mitigate the economic impact of the TCAS Divestiture on EFTC and its revenues from the Supply Agreement, including, but not limited to, increasing Honeywell business to EFTC from other Honeywell divisions and cooperative efforts to improve management of overall costs related to EFTC's Phoenix facility.




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         6. As of the date hereof and through December 31, 2000, Attachment D is hereby amended in the following manner:

                    The term "3 consecutive months" is deleted and replaced with the term "2 consecutive months".

                    The term "6 consecutive months" is deleted and replaced with the term "4 consecutive months".

                    The term "12 consecutive months" is deleted and replaced with the term "6 consecutive months".

         7. As of January 1, 2001 and through the remaining term of the Supply Agreement, Attachment D (as amended by Section 6 above) is hereby further amended in the following manner:

                    The term "2 consecutive months" is deleted and replaced with the term "current month".

                    The term "4 consecutive months" is deleted and replaced with the term "2 consecutive months".

                    The term "6 consecutive months" is deleted and replaced with the term "3 consecutive months".

         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

HONEYWELL, INC.                              EFTC CORPORATION


By: /s/                                      By:  /s/Stuart W. Fuhlendorf
Its: Vice President                          Its: Chief Financial Officer
     Integrated Supply Chain





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